Exhibit 3.2

CERTIFICATE OF CORRECTION

TERRA INDUSTRIES INC.

TERRA INDUSTRIES INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The title of the document being corrected is Articles Supplementary Classifying 750,000 Shares of Series B Cumulative Redeemable Preferred Shares (the “Series B Articles Supplementary”).

SECOND: The Corporation is the only party to the Series B Articles Supplementary.

THIRD: The Series B Articles Supplementary were filed with Department on December 20, 2004.

FOURTH: The Series B Articles Supplementary contained typographical errors, errors of transcription or other errors and the Corporation desires to correct such error by filing this Certificate of Correction.

FIFTH: The error appears in Article THIRD, Section 7(a) of the Series B Articles Supplementary which reads:

7. Redemption.

(a) The Corporation, at its option at any time, and from time to time, prior to the Ten Month Date, upon not less than 30 nor more than 60 days written notice, may redeem all or any portion of Series B Preferred Shares as set forth in this Section 7(a). The Series B Preferred Shares may be redeemed at the option of the Corporation pursuant to this Section 7(a) out of assets legally available therefor at a redemption price per share payable in Common Shares or cash as determined by the Corporation in its sole and absolute discretion, as follows: (1) a number of duly authorized and validly issued Common Shares equal to (A) the Liquidation Preference of $100 divided by (B) the Closing Share Price; or (2) cash equal to the product of (C) the number of Common Shares determined pursuant to clause (1) multiplied by (D) the Closing Share Price.

SIXTH: Article THIRD, Section 7(a) of the Series B Articles Supplementary, as corrected, reads as follows:

7. Redemption.

(a) The Corporation, at its option at any time, and from time to time, prior to the Ten Month Date, upon not less than 30 nor more than 60 days written notice, may redeem all or any portion of Series B Preferred Shares as set forth in this Section 7(a). The Series B Preferred Shares may be redeemed at the option of the Corporation pursuant to this Section 7(a) out of assets legally available therefor at a redemption price per share payable in Common Shares or cash as determined by the Corporation in its sole and absolute discretion, as follows: (1) a number of duly authorized and validly issued Common Shares equal to (A) the Liquidation Preference of $100 divided by (B) the Closing Share Price; or (2) cash equal to the product of (C) the number of Common Shares determined pursuant to clause (1) multiplied by (D) the current price of the Corporation’s Common Shares at the time of redemption (using the closing price of the Corporation’s Common Shares on the business day immediately preceding the mailing of the notice of redemption).

SEVENTH: The undersigned President of the Corporation acknowledges this Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by the President of the Corporation and attested to by its Secretary on this 11th day of February, 2005.

ATTEST:		TERRA INDUSTRIES INC.

By:	/s/ Mark A. Kalafut	By:	/s/ Michael L. Bennett
	Mark A. Kalafut		Michael L. Bennett
	Secretary		President

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